Exhibit 21.1


                  HEALTH CARE PROPERTY INVESTORS, INC.


List of Subsidiaries

Texas HCP, Inc., a Maryland corporation

HCPI Mortgage Corp., a Delaware corporation

HCPI Charlotte, Inc., a Delaware corporation

HCPI Knightdale, Inc., a Delaware corporation